Exhibit 99.4

CONSENT OF LEHMAN BROTHERS

We hereby consent to the inclusion of and reference to our opinion letter dated June 15, 2005, to the Board of Directors of Integrated Circuit Systems, Inc. (“ICS”) attached as Annex C to the joint proxy statement/prospectus (the “Prospectus”) which forms part of the Registration Statement on Form S-4 (the “Registration Statement”), relating to the proposed transaction between ICS and Integrated Device Technology, Inc. and to the references to our firm and to such opinion in the Prospectus under the headings “Summary of the Joint Proxy Statement/Prospectus – Opinion of ICS’s Financial Advisors,” “IDT Proposal One and ICS Proposal One – The Merger – Background of the Merger,” “IDT Proposal One and ICS Proposal One – The Merger – ICS Board of Directors’ Reasons for the Merger,” and “IDT Proposal One and ICS Proposal One – The Merger – Opinion of ICS’s Financial Advisor –Opinion of Lehman Brothers Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

/s/ LEHMAN BROTHERS INC.
LEHMAN BROTHERS INC.

New York, New York

July 22, 2005